UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): September 10, 2010

Hooper Holmes, Inc.
(Exact name of registrant as specified in charter)

New York	1-9972	22-1659359
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

170 Mt. Airy Road, Basking Ridge, New Jersey 07920
(Address of principal executive offices)   (Zip Code)

Registrant’s telephone number, including area code   (908) 766-5000

Not Applicable
(Former names or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 16, 2010, Hooper Holmes, Inc. (the “Company”) issued a press release announcing that its Board of Directors has appointed Mr. Ransom J. Parker as the Company’s President and Chief Executive Officer, as well as a member of the Company’s Board of Directors, effective September 15, 2010. The Company also announced the resignation of Mr. Roy H. Bubbs as the Company’s President and Chief Executive Officer and as a director of the Company, effective September 10, 2010.  Mr. Bubbs notified the Company of his resignation by letter dated September 10, 2010, which cited no disagreements with the Company regarding the Company's operations, policies or practices.  A copy of the press release regarding the appointment of Mr. Parker and the resignation of Mr. Bubbs has been furnished as Exhibit 99.1 to this Current Report on Form 8-K.

Mr. Parker, age 60, has been an independent consultant and principal at Cerulean Advisors since September 2008, where he provided strategic, financial and operating advisory services for companies in the healthcare IT, medical device and life sciences industries.  From July 1998 to May 2008, Mr. Parker was a general partner of RedShift Ventures, a venture capital company focused on early-stage software and services, microelectronics and communications companies.  From 1996 to 1998, Mr. Parker was a vice president at Multimedia Medical Systems, Inc., and from 1989 to 1996, Mr. Parker was president, chief operating officer and a director of the hospital information systems division of The Compucare Company (QuadraMed Corporation), a healthcare information technology company.  Previously, Mr. Parker held management positions with Shared Medical Systems Corporation, with Technicon Data Systems, and with Compucare, Inc.  Mr. Parker served as a director of several privately-held companies in the past five years, including Blue Ridge Networks, Inc., Converged Access, Inc., Imaginova, Inc., Midas Vision Systems, Inc., Novariant, Inc., Privaris, Inc., Telarix, Inc., and Xytrans, Inc.  He received an M.H.A. degree in Healthcare Administration from The George Washington University and a B.S. degree in Biological Sciences from Fairleigh Dickinson University.

Mr. Parker’s offer letter provides that he will be paid a base salary of $400,000 per annum and that he will be entitled to receive a bonus award targeted at $200,000, and ranging up to $400,000, payable after one year of employment, based upon his achieving mutually agreed upon performance measures approved by the Company’s Board.  In addition, Mr. Parker's offer letter provides that he will be granted, on his hire date, options to purchase 1,000,000 shares of the Company's common stock under the Company’s 2008 Omnibus Employee Incentive Plan.  The exercise price of his options is $0.58 per share (equal to the fair market value of the Company's common stock on the date of the grant) and the options will vest 25% on each of the second through fifth anniversaries of the date of grant.  Other benefits described in Mr. Parker’s offer letter include the use of a Company-leased leased automobile and the right to participate in the Company’s health, dental, life, long-term disability insurance, 401(k) and paid time off plans as well as the Company’s Relocation Assistance Program.  Mr. Parker’s offer letter also provides that he will be offered a two-year Employment Agreement, which shall be automatically renewable for an additional one year unless earlier terminated in accordance with its terms, and an Executive Change-in-Control Agreement which provides for certain post-termination compensation and benefits should the Company experience a qualified change-in-control event.

The description above is a summary of Mr. Parker's offer letter and is qualified in its entirety by the offer letter which is filed as Exhibit 99.2 to this Current Report on Form 8-K.

In connection with the resignation of Mr. Bubbs, the Company has agreed to treat such resignation as a termination by Mr. Bubbs for “good reason” under the Employment Agreement, dated as of April 4, 2008, between the Company and Mr. Bubbs.  In accordance with the Employment Agreement, and provided the conditions set forth in the Employment Agreement are met, Mr. Bubbs will receive a lump sum payment equal to the amount of his current base salary that would have been payable for a one-year period, plus the value of his unused vacation time.  This payment is expected to be $528,846 (before taxes and other withholdings). In addition, Mr. Bubbs will be entitled to receive from the Company his annual health care and automobile allowances of $7,200 and $8,400, respectively (payable in installments over the next year), and will be eligible to continue his participation in other Company benefit plans for a period of one year.  Mr. Bubbs will remain subject to the non-competition and non-solicitation provisions set forth in his Employment Agreement.

Item 7.01.  Regulation FD Disclosure.

On September 16, 2010, the Company issued a press release announcing Mr. Parker’s appointment and Mr. Bubbs’s resignation described in Item 5.02.  A copy of the press release has been furnished as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated by reference into this Item 7.01.

The information under this Item 7.01, including Exhibit 99.1 attached hereto, is intended to be furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934 (the “Exchange Act”) or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933 or the Exchange Act, except as expressly set forth by specific reference in such filing.

Item 9.01.  Financial Statements and Exhibits.

(d) Exhibits

Exhibit
Number                                Exhibit Description

99.1                      Press Release, dated September 16, 2010.

99.2                      Offer Letter to Ransom J. Parker, dated September 13, 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Hooper Holmes, Inc.

Date:           September 16, 2010                                                           By: /s/ Mark Rosenblum
Mark Rosenblum
Senior Vice President,
General Counsel